JACKSON SQUARE PARTNERS, LLC

CODE OF ETHICS

Effective January 22, 2019

Table of Contents

Introduction	1

Personal Securities Transactions Obligations	3

Pre-clearance of Personal Securities Transactions	3

Personal Trading Restrictions	4

Registered Representatives	6

Political Contributions Preclearance Requirements	7

Gifts and Entertainment Preclearance and Reporting Requirements	8

Code of Ethics Reporting Obligations	10

New Employees - Initial Holdings Report	10

Ongoing Obligation to Report Changes to Personal Information	11

Quarterly Reporting Obligation	11

Annual Reporting Obligation	11

Whistleblower Policy	13

Review and Enforcement of the Code of Ethics	14

Administration of the Code	14

Review of Employee Activity	14

Sanctions for Non-Compliance with Code	14

Maintenance of Records	14

Glossary to the Code of Ethics	15

Appendix A - List of Affiliated Mutual Funds	18

Introduction

The Code of Ethics (the “Code”) is based on the principle that Jackson Square Partners, LLC (“Jackson Square” or “JSP”), its officers and employees (each, a “Covered Person” and collectively, “Covered Persons”), owe a fiduciary duty of undivided loyalty to all of its clients, including the funds to which Jackson Square serves as adviser or sub-adviser (collectively, the “Funds”) and any other investment advisory client (each, a “Client” and collectively, our “Clients”) that Jackson Square advises or sub-advises.1 In addition, the Code will apply to other persons, such as interns or temporary employees, as determined by the Chief Compliance Officer based on the nature and duration of the arrangement.

This Code sets out standards of conduct designed to address potential conflicts of interest that might arise between this fiduciary duty to Clients and a Covered Person’s personal activities. Specifically, each Covered Person must avoid participating in transactions, activities, and relationships that might interfere (or appear to interfere) with making decisions in the best interests of those Clients.

As a Covered Person, you are responsible for reading the Code and understanding your obligations in order to comply with its provisions. Additionally, your duty to comply with this Code includes the requirement that your personal and business activities be conducted in compliance with all other policies and procedures governing Jackson Square.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Covered Persons. If you have any questions regarding the Code and its related policies or your resultant obligations and duties, please contact the Chief Compliance Officer (the “CCO”) for assistance. The CCO or his designee may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised.

Statement of the General Fiduciary Duty Standard

Jackson Square is committed to fostering a culture that promotes honesty and high ethical standards. Consequently, all Covered Persons have an obligation to conduct themselves in accordance with federal securities laws and the following general fiduciary principles:

•	You have a duty to place the interests of our Clients ahead of your own interests at all times;

•

You have a duty to attempt to avoid actual and potential conflicts of interest between your personal activities and the activities of our Clients, as well as to avoid any activities that may give the appearance of creating a conflict of interest; and

•	You must not take inappropriate advantage of your position at Jackson Square.

[1]

Definitions of certain capitalized terms can be found in the Glossary to the Code of Ethics. These definitions are an integral part of the Code and a proper understanding of them is necessary to comply with the Code. It is important that you review and understand all of the definitions contained in the Glossary and refer back to them as necessary to understand your responsibilities under the Code.

Covered Persons are reminded that violations of the Code and/or any associated policies and procedures may result in disciplinary action, including fines, disgorgement of profits, and possibly suspension and/or dismissal.

Protecting the Confidentiality of Client Information

Covered Persons have a duty to maintain the confidentiality of all Client related information both during and after the termination of their employment with Jackson Square. Such information may only be disclosed when the disclosure is consistent with Jackson Square’s policies or as otherwise directed by the Client. In addition, Covered Persons are prohibited from making unauthorized copies of any documents or files containing Client confidential information or otherwise proprietary information of Jackson Square. Please consult with the CCO prior to releasing Client confidential information.

Compliance with Applicable Federal Securities Laws

As a Covered Person under this Code, it is your duty to conduct all personal and professional activities in a manner that is consistent with any and all Applicable Federal Securities Laws (as defined in the Glossary to this Code (“Glossary”).

Compliance with Jackson Square Policies and Procedures

In addition to complying with the requirements set forth in the Code, Covered Persons must also act in conformity with the policies and procedures of the Compliance Manual, including the Information Security Governance Procedures.

Prohibition Against Insider Trading

Jackson Square has adopted the Prevention of Misuse of Non-Public Information Policy set forth in the Compliance Manual. Covered Persons are responsible for reading and understanding the policy and attesting to their understanding of the policy requirements. The policy prohibits trading, either personally or on behalf of others (such as Clients accounts), while in possession of material, nonpublic information. The policy requires all Covered Persons to report to the CCO instances any information that they believe may be non-public information.

Obligation to Report Violations of the Code

You have a duty to report violations of the Code. If you become aware of a violation of Jackson Square’s Code committed by another Covered Person, you have an ongoing obligation to report that violation to the CCO. It is Jackson Square’s policy to protect the confidentiality of any such report made in good faith and any Covered Person reporting such a violation will not be subject to retaliation.

Please refer to the Whistleblower Policy detailed below.

Personal Securities Transactions Obligations

Pre-clearance of Personal Securities Transactions

Covered Persons and their Immediate Family Members must pre-clear each personal investment transaction and receive approval for the activity prior to executing the transaction, unless the transaction is subject to an exemption from the pre-clearance requirements of the Code as outlined below. Please note that Covered Persons and their Immediate Family Members must pre-clear investments in private placements and initial public offerings. Pre-clearance requests generally should be submitted via the Compliance System and will be approved by the Chief Compliance Officer or in his absence by the Chief Financial Officer or another member of the Compliance Committee provided that no individual may approve his or her own pre-clearance request. Covered Persons must ensure that any personal trading pre-clearance request would not violate Jackson Square’s Prevention of Misuse of Non-Public Information Policy set forth in the Compliance Manual.

Duration of Approval

Approval for a pre-clearance request is valid until 4 p.m. Eastern Time of the next trading day and the trade must be executed during the period that approval is granted except in circumstances where the CCO or his designee has granted an extension of time for the approval. If a transaction is not executed (or is only partially completed) during this time, you must repeat the pre-clearance process. Similarly, if the information in your pre-clearance request changes in any material way, you must resubmit your pre-clearance request prior to executing the transaction.

Exceptions to the Pre-clearance Requirement

You are not required to pre-clear and receive approval for the personal investment transaction types listed below prior to execution, although you are still responsible for complying with the reporting requirements of the Code for these transactions, as applicable.

•

Involuntary transactions: The acquisition or disposition of a security as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of securities does not require pre-clearance under the Code.

•

Transactions in Managed Accounts: Pre-clearance is not required for transactions made in an account over which neither you nor an Immediate Family Member (a) exercises investment discretion, (b) receives notice of transactions prior to execution, and/or (c) otherwise has direct or indirect influence or control (“Managed Account”).

Note: Covered Persons and their Immediate Family Members must receive approval from the CCO in order to maintain a Managed Account. You should be aware that Managed Accounts are still subject to the reporting requirements of the Code.

•

Donated Shares: Pre-clearance and approval are not required for any securities that are donated to a charitable organization. However, such transactions are still subject to the reporting requirements of the Code.

•	Foreign Governmental Obligations: Direct obligations of national governments other than the United States of America and futures and options with respect to such obligations.

•	Transactions otherwise exempted from preclearance by the CCO or his designee.

Transactions Excluded from BOTH the Pre-clearance Requirement and the Reporting Requirement

All personal investment transactions by Covered Persons must be reported under the Code with a few limited exceptions. The following types of personal investment transactions are exempt from both the pre-clearance and the reporting requirements of the Code.

•	Purchases or sales of unaffiliated open-end mutual funds;

Note: Open-end (non-money market) mutual funds (including open-end mutual funds that are underlying investments in a 529 plan) to which Jackson Square provides advisory or sub-advisory services are considered to be “Affiliated Mutual Funds” and require pre-clearance and approval prior to execution of a personal investment transaction.

•	Purchases or sales of direct obligations of the U.S. Government;

•

Purchases or sales of bank certificates of deposit, bankers acceptances, commercial paper and other high quality short-term debt instruments (having a maturity at issuance of less than 366 calendar days and rated in one of the two highest ratings categories by a nationally recognized statistical ratings organization, including repurchase agreements);

•	Purchases which are made by reinvesting cash dividends including reinvestments pursuant to an Automatic Investment Plan;

•	Purchases or sales of money market funds; and

•	Transactions in Section 529 plans with the exception of plans for which an Affiliated Mutual Fund is an underlying investment.

Personal Trading Restrictions

All Covered Persons and their Immediate Family Members are subject to certain trading restrictions on their personal investment activities.

Blackout Period

Jackson Square generally prohibits Covered Persons and their Immediate Family Members from engaging in transactions in securities that Jackson Square either currently holds for its Clients or is otherwise analyzing or contemplating recommending to its Clients. Any exception to this prohibition must be approved by the Chief Compliance Officer. In no case will a Covered Person and their Immediate Family Members be authorized to dispose of a security in their personal brokerage accounts for seven (7) calendar days before and after Jackson Square executes a buy or sell transaction in that same security for Clients.

60 Calendar Day Holding Period

All Covered Persons and their Immediate Family Members are prohibited from engaging in short-term trading and activities that could be considered “market timing” in violation of Rule 22c-1 of the Investment Company Act of 1940, as amended (the “1940 Act”). Accordingly, Cover Persons and their Immediate Family Members must hold all opening positions, including those in stock options, for a total period of sixty (60) calendar days before they can be closed at a profit.

Note: The CCO or his designee may grant exceptions to this requirement if the Covered Person is closing a position at a loss provided that the position has been held for a minimum of fourteen (14) calendar days prior to executing the closing transaction.

Restricted Securities

Jackson Square maintains a list of certain restricted securities that may not be traded by Covered Persons (the “Restricted List”). The Restricted List includes securities in which Jackson Square holds positions on behalf of its Clients as well as certain securities under review or identified as potential investment opportunities for Clients. In addition, the Restricted List would include issuers for which Jackson Square may have inside information or otherwise be subject to a duty of confidentiality or a trade prohibition. Jackson Square Covered Persons and their Immediate Family Members are generally prohibited from purchasing or selling any security on the Restricted List, except that this prohibition shall not apply to:

•	Involuntary and/or automatic transactions;

•	Transactions made in an approved Managed Account, provided that such transactions do not reflect a prohibited pattern of conduct; and

•	Transactions for which specific approval has been granted due to unusual or unforeseen circumstances.

Initial Public Offerings and Private Placements

Covered Persons and their Immediate Family Members are generally prohibited from participating in initial public offerings and may only participate in a private placement with prior written permission from the CCO. A Covered Person who purchased privately-placed securities prior to becoming subject to this Code is required to disclose the purchases to the CCO before they can participate in the consideration of an investment in the securities of that issuer or its affiliates for a Client account. In order to avoid a potential conflict of interest, any decision to invest in the issuer in question will be subject to an independent review by the Compliance Committee and any relevant investment personnel that do not have a personal interest in the issuer.

Registered Representatives

All Covered Persons holding valid FINRA registrations are prohibited from participating in initial public offerings and must report private placement transactions to both Jackson Square as well as to Quasar.

Political Contributions Preclearance Requirements

All Covered Persons must submit a pre-clearance request and receive approval prior to making a Political Contribution. Examples of Political Contributions that would require pre-clearance and approval include, but are not limited to, donations of cash, stock, service or anything of value to a candidate for public office, a sitting public official, political party or a political action committee, whether at the local, state, and/or federal level. Please review Jackson Square’s Political Contribution Policy and Procedures set forth in the Compliance Manual for more information on applicable restrictions and reporting obligations for Political Contributions.

Pre-clearance request should be submitted to the CCO or in his absence to another member of the Compliance Committee and contain sufficient information and details to assist the approver in assessing the request.

Gifts and Entertainment Preclearance and Reporting Requirements

Jackson Square seeks to maintain the highest ethical standards in all business dealings and encourages the use of sound judgment, discretion and moderation by all Covered Persons when giving and receiving gifts and entertainment.

All Covered Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could impact that objectivity. In determining whether there is an appearance of conflict of interest, each Covered Person should determine whether a reasonable, disinterested observer (e.g., investor, supplier) would have any grounds to believe that:

•	Jackson Square was serving its own interests or one client’s interest at the expense of another; or

•

Business with clients or Jackson Square was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favour with some specific entity or individual rather than on the merits.

If a Covered Person’s participation in a decision making process would raise the appearance of a conflict of interest, the Covered Person should inform the CCO immediately.

Gifts

No Covered Person may give or receive on his/her own behalf or on behalf of Jackson Square any gift or other accommodation which has a value in excess of the de minimis amount (currently $200) from or to any vendor, broker, public company, securities salesman, client or prospective client (a “business contact”) without first submitting to the CCO for prior approval. Request for approval must contain details on the type of gift, person receiving or giving the gift, date, and market value of the gift so as to assist the CCO in reviewing the request.

No Covered Person may give or receive cash gifts or cash equivalents (e.g., gift cards) from any such person. This prohibition applies equally to gifts to the Immediate Family Members (as defined in the Code of Ethics) of a Covered Person.

Covered Persons are likewise prohibited from giving or accepting gifts and other accommodation that are excessive, lavish, inappropriate, unethical or that would otherwise reflect negatively upon the reputation of the Covered Person or Jackson Square.

Employees licensed as registered representatives with Quasar are subject to FINRA gifts and entertainment requirements. Please consult with the CCO for further information on these reporting requirements.

Entertainment and Meals

Acceptance of meals and entertainment where the host is present is generally permitted. However, the acceptance of lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment above the de minimis amount of ($200) per person, per event must be reported for approval to the CCO. Approval request must include the date of the event, location of event and persons in attendance, market value of the entertainment, and purpose of the event.

Payment for entertainment or meals where the person purchasing the entertainment or meals does not accompany the Covered Person is considered a gift, subject to the requirements set forth above.

Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused. Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor unless business is to be discussed. Finally, under no circumstances should entertainment be accepted that may affect or be construed to affect any future dealing with that person.

Please note that certain types of institutions, such as pension plans and state and governmental entities may have more stringent requirements or prohibitions related to business entertainment and gifts (if acceptable at all). It is incumbent on the Covered Person to determine the requirements of such institution prior to providing any such gift or entertainment. Please discuss with the CCO prior to making any gifts and entertainment to these types of entities.

Code of Ethics Reporting Obligations

New Employees - Initial Holdings Report

All Covered Persons must submit an initial holdings report within ten (10) calendar days of commencing employment with Jackson Square or otherwise becoming a Covered Person to disclose the Required Holdings Information for both their own and their Immediate Family Members’ (as defined in the Glossary) personal securities holdings. The information included in the initial holdings report must be current as of a date no more than forty-five (45) calendar days prior to the commencement of employment with Jackson Square (or becoming subject to the Code). These holding reports will be reviewed by the CCO or his delegate.

The initial holdings report are to be submitted via Jackson Square’s Code of Ethics Compliance System operated by ComplySci by Compliance Science (the “Compliance System”) and contain at a minimum the following: a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each security in which the Covered Person has any direct or indirect Beneficial ownership; b) the name of any broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit; and c) the date the Covered Person submits the report.

Disclosure of Brokerage Accounts and Statements

All Covered Persons must ensure that brokerage account statements and transactions are reported to Compliance, including those of their Immediate Family Members. The Compliance System permits the automated receipt of brokerage statements from certain broker-dealers. If a Covered Person’s broker-dealer does not provide for automated statements, the Covered Person must provide statements to Compliance on a quarterly basis or as otherwise required by Compliance.

Disclosure of Outside Business Activities

Covered Persons may not engage in full-time or part-time service as an officer, director, partner, manager, consultant or employee of any business organization or non-profit organization other than Jackson Square without receiving prior written approval from the CCO. Any such service is considered an “Outside Business Activity,” even if performed on a volunteer basis. Any existing Outside Business Activities must be disclosed at the time that you become subject to this Code and are subject to review and approval. Similarly, you have an ongoing obligation to disclose any Outside Business Activities that you undertake during your employment with Jackson Square and receive written approval from the CCO prior to participating in such activities.

Disclosure of Political Contributions

Covered Persons are subject to Jackson Square’s Political Contribution Policy. Covered Persons are required to disclose all Political Contributions made during the two year period prior to the date that they become subject to this Code. The information provided may be shared in the aggregate in response to requests for proposals or client information requests, but will otherwise remain strictly confidential.

Written Acknowledgement of Receipt of Code

Covered Persons are required to certify that they have received the Code within ten (10) calendar days of their hire date. You will also be required to certify your ongoing compliance with this Code on an annual basis and whenever there is a material amendment to the Code.

Ongoing Obligation to Report Changes to Personal Information

You have an ongoing obligation to report any changes in your personal information that may impact your obligations under this Code. Examples include changes to your personal brokerage accounts (e.g., opening or closing an account), disclosures of new outside business activities for review and approval, and changes to your address, Immediate Family Members, or other personal information.

In accordance with federal securities laws, certain restrictions and limitations found within the Code are also applicable to the personal investment activities of any immediate family members that reside in your household (“Immediate Family Members”). As a Covered Person, it is your responsibility to alert your Immediate Family Members of any applicable restrictions or limitations that may impact their personal investment activities to ensure that both you and your Immediate Family Members conduct all personal investment activities in a manner consistent with the Code.

Quarterly Reporting Obligation

Within thirty (30) calendar days after each quarter’s end, all Covered Persons must report and certify their personal investment activity during the previous quarter in the Compliance System. These certifications and personal investment activity will be reviewed by the CCO or his delegate. Please note that all Covered Persons are required to complete the quarterly certification each quarter, even if they did not have any personal investment transactions during the quarter. Additionally, Covered Persons are required to review and update the list of brokerage accounts that they have previously disclosed and certify its accuracy.

Each Covered Person must also submit account statements for each brokerage account held by the Covered Person and their Immediate Family Members that are not captured in the Compliance System that evidences transactions in Reportable Securities during the quarter. Jackson Square receives electronic feeds from a number of broker-dealers so the majority of account information should be received directly from the broker-dealer into the Compliance System.

Annual Reporting Obligation

All Covered Persons are required to submit an annual certification via the Compliance System that all personal investment holdings in their personal brokerage accounts and the personal brokerage accounts of their Immediate Family Members have been reported. The report must contain the information set forth above for the initial holdings report as well as holdings inclusive of the quarterly filings that is current as of a date no more than forty-five (45) calendar days prior to the date the report is submitted and must be submitted no later than forty-five (45) calendar days after year end. Jackson Square receives electronic feeds of holdings from a number of broker-dealers so the majority of account information should be received directly from the broker-dealer into the Compliance System. However, for accounts not captured in the Compliance System, Covered Persons must provide the CCO with copies of such statements. The annual reports will be reviewed by the CCO or his delegate.

As part of the annual certification, all Covered Persons must certify that they have reviewed the Code in its entirety and certify to their understanding and ongoing compliance with the Code.

Whistleblower Policy

Central to Jackson Square’s compliance culture is a commitment to fiduciary principles. Every Covered Person has a responsibility for knowing and following the firm’s policies and procedures. Every Covered Person in a supervisory role is also responsible for those individuals under his/her supervision. Jackson Square’s Compliance Committee has overall supervisory responsibility for the firm.

Reporting Potential Misconduct

Recognizing our shared commitment to our clients, all Covered Persons are required to conduct themselves with the utmost loyalty and integrity in their dealings with clients and one another. Improper conduct on the part of any employee puts Jackson Square and its personnel at risk. Therefore, while senior management ultimately has supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of Jackson Square’s policies.

To ensure consistent implementation of such practices, it is imperative that Covered Persons have the opportunity to report any concerns or suspicions of improper activity at the firm (whether by a supervised person or other party) confidentially and without fear of retaliation.

By default, Covered Persons should submit a report of violations or suspected violations to the CCO or to the CFO or another member of the Compliance Committee.

Covered Persons may also report an alleged violation directly to the SEC. Information on the SEC’s Office of the Whistleblower may be found at https://www.sec.gov/whistleblower/.

Responsibility of the Whistleblower

A Covered Person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding an accounting or audit matters or a breach of the Compliance Manual or the Code of Ethics. A malicious allegation known to be false is considered a serious offense and may result in a disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

Jackson Square will take seriously any report regarding a potential violation of its policies or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Covered Persons are to be assured that Jackson Square will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

No Retaliation Policy

It is Jackson Square’s policy that no Covered Person who submits a complaint made in good faith will experience retaliation, harassment, or unfavourable or adverse employment consequences. A Covered Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A Covered Person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to Jackson Square’s other senior management in the event the concern pertains to the CCO.

Review and Enforcement of the Code of Ethics

Administration of the Code

The Code shall be administered by the CCO and/or the other members of the Compliance Committee, as well as applicable compliance and legal personnel. Where exceptions are granted to any provision of this Code, the rationale for such exceptions shall be documented.

Review of Employee Activity

Trading activity may be reviewed for patterns of trading that are inconsistent with the tenets of this Code. Excessive or inappropriate trading that interferes with job performance or compromises the duty that Jackson Square owes to our Clients is not permitted. Patterns of excessive trading or other trading activity that is deemed to be inappropriate may lead to sanctions, including restrictions on future trading and/or other disciplinary action under the Code.

The CCO’s trade activity will be reviewed periodically by a member of the Compliance Committee.

Sanctions for Non-Compliance with Code

Determination of appropriate sanctions for a violation will include the nature and severity of the violation, the presence of any mitigating circumstances, and any previous violations that may have been committed by the Covered Person. Examples of possible sanctions include, but are not limited to, written warnings or reprimands, monetary penalties, trading freezes, suspension, and/or termination of employment.

Maintenance of Records

Jackson Square will maintain all necessary books and records required to remain compliant with applicable laws and regulations, including but not limited to Investment Advisers Act Rule 204-2(a)(12)(iii)1 and Investment Company Act Rule 17j-1(f). More information on specific record-keeping requirements and processes may be found in Jackson Square’s Matrix of Books and Records in the Compliance Manual.

Glossary to the Code of Ethics

Affiliated Mutual Fund

The term “Affiliated Mutual Fund” refers to open-end (non-money market) mutual funds (including any open-end mutual funds that are underlying investments for a 529 plan) to which Jackson Square provides advisory or sub-advisory services as well as any fund whose investment adviser or principal underwriter controls JSP, is controlled by JSP, or is under common control with JSP. These shall be considered “Affiliated Mutual Funds” and require pre-clearance and approval prior to execution of a personal investment transaction. A list of Jackson Square’s Affiliated Mutual Funds can be found in Appendix A of the Code.

Applicable Federal Securities Laws

For the purposes of the Code, the term “Applicable Federal Securities Laws” refers to any and all federal securities laws or regulations that may be applicable, including, but not limited to, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended (the “1940 Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Title V of Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) under any of these statutes, and the Bank Secrecy Act as it applies to investment advisers and any rules adopted thereunder by the SEC or Department of the Treasury.

Beneficial Ownership

The term “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (“Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations there under. Generally, beneficial ownership means having or sharing, directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security. For the purposes hereof:

(i)	“Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

(ii)

“Indirect pecuniary interest” includes, but is not limited to: (a) securities held by members of the person’s “immediate family” (this means any child, child-in-law, stepchild, grandchild, parent, parent-in-law, stepparent, grandparent, spouse, sibling, or sibling-in-law and includes adoptive relationships) sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions (see Rule 16a-1(a)(2)).

Client

The term “Client” refers to Jackson Square’s investment advisory clients, including the registered investment companies, institutional investment clients, personal trusts and estates, guardianships, employee benefit trusts, and other clients that Jackson Square serves.

CCO

The term “CCO” refers to the Jackson Square’s Chief Compliance Officer.

Compliance Committee

The term “Compliance Committee” refers to the Jackson Square’s Compliance Committee. The Committee includes representatives from trading, portfolio management, and operations, and is chaired by the CCO.

Compliance System

The term “Compliance System” refers to the ComplySci by Compliance Science web based system implemented by Jackson Square for Code of Ethics reporting purposes.

Covered Person

The term “Covered Person” means a person subject to the provisions of this Code. This includes Jackson Square’s officers and employees and their Immediate Family Members, such as spouses and minor children, as well as other persons designated as Covered Persons by the CCO. The CCO will also determine whether temporary employees, interns, consultants, and independent contractors should be defined as Covered Persons based on the scope and duration of their engagement to the firm.

Entertainment

The term Entertainment means anything of value that is provided by/to another person or entity with whom JSP currently has or may be expected to have, a business relationship and the provider remains in attendance during the majority of the event duration (e.g., attending a game with the ticket provider, attending dinner with the provider, etc.).

Gift

The term Gift means anything of value that is provided by/to another person or entity with whom JSP currently has, had or is expected to have, a business relationship (e.g., bottle of wine, gift baskets, etc.). Tickets to sporting events, concerts or similar events where the provider is not in attendance during the majority of the event’s duration/existence is considered a Gift subject to the $200 de minimis amount.

Immediate Family Member

The term “Immediate Family Member” means any family member residing in the same household as a Covered Person under this Code. This includes the Covered Person’s spouse, parents and grandparents, children and grandchildren, brothers and sisters, mother-in-law and father-in-law, brothers-in-law and sisters-in-law, daughters-in-law and sons-in-law. Adopted, half, and step family members are also included in the definition of Immediate Family Member.

Managed Account

The term “Managed Account” refers to an account over which neither you nor an Immediate Family Member (a) exercises investment discretion, (b) receives notice of transactions prior to execution, and/or (c) otherwise has direct or indirect influence or control. All Covered Persons must request and received approval from the CCO in order to maintain a Managed Account.

Outside Business Activity

The term “Outside Business Activity” means any full-time or part-time service as an officer, director, partner, manager, consultant or employee of any business organization or non-profit organization other than Jackson Square. A Covered Person who engages in such service, whether or not s/he receives compensation for doing so, will be considered to be participating in an Outside Business Activity and must disclose such service to the CCO and receive approval for same.

Political Contribution

The term “Political Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

1.    The purpose of influencing any election for federal, state or local office;

2.    The payment of debt incurred in connection with any such election; or

3.    Transition or inaugural expenses incurred by the successful candidate for state or local office.

Required Holdings Information

Certain information regarding your personal securities holdings is required to be reported. Such reports must include the date and nature of the transaction, identify the security transacted, the price at which the transaction was effected, the broker through which the transaction was effected and the date in which the Covered Person submitted the report.

Appendix A - List of Affiliated Mutual Funds

Delaware Group® Adviser Funds- Delaware U.S. Growth Fund

Delaware Group® Foundation Funds -Delaware Foundation Moderate Allocation Fund

Delaware VIP® Trust [Delaware VIP® U.S. Growth Series]

Voyageur Mutual Funds III [Delaware Select Growth Fund]

Jackson Square Large-Cap Growth Fund

Jackson Square SMID-Cap Growth Fund

Jackson Square Global Growth Fund

Jackson Square All-Cap Growth Fund

Jackson Square Select 20 Growth Fund

MassMutual Select Growth Opportunities Fund

Pace Select Advisors Trust [Pace Large Co Growth Equity Fund] (UBS Global Asset Management (Americas) Inc.)

Vanguard U.S. Growth Fund

Vanguard Variable Annuity [Growth Fund]